Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Results for the Three Months Ended September 30, 2017

Cincinnati, Ohio – November 14, 2017 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $48,000, or $0.06 per diluted share, for the three months ended September 30, 2017. Net income decreased by $25,000, or 34.2%, compared to net income of $73,000, or $0.09 per diluted share, for the three months ended September 30, 2016.

The decrease in net income for the three months ended September 30, 2017, compared to the same quarter ended September 30, 2016, was due primarily to a $118,000 increase in noninterest expense and a $99,000 decrease in noninterest income, which were partially offset by an increase of $180,000 in net interest income and a $12,000 decrease in federal income taxes. Interest income increased $268,000, or 25.2%, for the three months ended September 30, 2017, compared to the three months ended September 30, 2016, primarily due to a $254,000 increase in interest on loans, as a result of a $22.0 million, or 21.0%, increase in the average balance of loans outstanding. Total interest expense increased $88,000, or 31.1%, for the three months ended September 30, 2017, compared to the three months ended September 30, 2016, due primarily to an increase in interest expense on deposits of $63,000, or 32.3%. Noninterest income decreased $99,000, or 63.1%, for the three months ended September 30, 2017 from the three months ended September 30, 2016, primarily due to a $108,000 decrease in gain on sale of loans. Noninterest expense increased $118,000, or 14.1%, for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. This increase was primarily due to increases of $54,000, or 12.1%, in salaries, employee benefits and directors fees expense, due primarily to an increase in stock-based compensation expense and normal merit increases, a $21,000, or 31.8%, increase in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location and the new drive through ATM/ITM facility, along with additional costs related to the Company’s overall growth.

The Company reported total assets of $154.3 million at September 30, 2017, an increase of $11.1 million, or 7.7%, over June 30, 2017. Total loans increased by 5.6% to $128.3 million; total deposits increased by 10.7% to $107.6 million; and shareholders’ equity decreased by 0.1% to $17.3 million at September 30, 2017 compared to June 30, 2017.

Total nonperforming loans were $711,000 and $856,000 at September 30, 2017 and June 30, 2017, respectively. Classified loans totaled $1.0 million at September 30, 2017, compared to $1.2 million at June 30, 2017, and total loans past due greater than 30 days were $671,000 and $656,000 at those respective dates. The Company had net charge-offs totaling $4,000 for the three months ended September 30, 2017, compared to net charge-offs of $3,000 for the three months ended September 30, 2016. As a percentage of nonperforming loans, the allowance for loan losses was 230.0% at September 30, 2017, compared to 191.6% at June 30, 2017.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2017. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

MW Bancorp, Inc.

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2017 and 2016

(In thousands, except share data)

	Three Months Ended September 30,
	2017	2016
	(Unaudited)

Interest Income
Loans, including fees	$1,272	$1,018
Investment securities	21	16
Interest-bearing deposits	40	31
Total interest income	1,333	1,065

Interest Expense
Deposits	258	195
Federal Home Loan Bank advances	113	88
Total interest expense	371	283
Net Interest Income	962	782
Provision for Loan Losses	-	-
Net Interest Income After Provision for Loan Losses	962	782

Noninterest Income
Gain on sale of loans	16	124
Income from Bank owned life insurance	23	23
Other operating	19	10
Total noninterest income	58	157

Noninterest Expense
Salaries, employee benefits and directors fees	501	447
Occupancy and equipment	87	66
Data processing	72	61
Franchise taxes	33	31
FDIC insurance premiums	23	20
Professional services	111	96
Advertising	13	15
Office supplies	17	13
Business entertainment	14	15
Other	84	73
Total noninterest expense	955	837

Income Before Federal Income Taxes	65	102
Federal Income Taxes	17	29
Net Income	$48	$73
Basic earnings per share	$0.06	0.09
Diluted earnings per share	$0.06	0.09
Weighted-average shares outstanding
Basic	828,537	818,824
Diluted	862,799	824,700

MW Bancorp, Inc.

Condensed Consolidated Balance Sheets

 September 30, 2017 and June 30, 2017

(In thousands, except share data)

	September 30,	June 30,
Assets	2017	2017
	(Unaudited)

Cash and cash equivalents	$11,371	$7,868
Interest-bearing time deposits in other financial institutions	100	100
Available-for-sale securities	4,800	4,024
Held-to-maturity securities	187	264
Loans, net of allowance for loan losses of $1,632 and $1,635	128,338	121,520
Premises and equipment, net	1,929	1,905
Federal Home Loan Bank stock, at cost	1,203	1,203
Other assets	4,316	4,258
Deferred tax assets, net	2,086	2,103

Total assets	$154,330	$143,245

Liabilities and Shareholders' Equity

Liabilities
Deposits	$107,639	$97,197
Federal Home Loan Bank advances	28,755	28,255
Other liabilities	612	445

Total liabilities	137,006	125,897

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	8,052	8,022
Shares acquired by ESOP	(627)	(627)
Unearned compensation - restricted stock awards	(466)	(463)
Retained earnings	10,665	10,715
Accumulated other comprehensive loss	(7)	(6)
Treasury stock	(302)	(302)

Total shareholders' equity	17,324	17,348

Total liabilities and shareholders' equity	$154,330	$143,245

MW Bancorp, Inc.

Selected Performance Ratios

At or For the Three Months Ended September 30, 2017 and 2016

	At or for the three months ended
	September 30,
	2017	2016
Performance Ratios: (1)
Return on average assets (ratio of net income
to average total assets)	0.13%	0.24%
Return on average equity (ratio of net income
to average total equity)	1.11%	1.81%
Interest rate spread (2)	2.62%	2.58%
Net interest margin (3)	2.75%	2.72%
Loans to deposits	131.18%	139.56%
Average equity to average total assets	11.78%	13.45%

Asset Quality Ratios:
Non-performing assets to total assets	0.46%	0.95%
Non-performing loans to total loans	0.50%	1.08%
Allowance for loan losses to non-performing loans	229.96%	137.95%
Allowance for loan losses to total loans	1.16%	1.49%
Net charge-offs (recoveries) to average outstanding loans	0.00%	0.00%

Capital ratios:
Equity to total assets at year end	11.23%	12.97%
Total capital to risk weighted assets (4)	14.60%	18.16%
Tier 1 capital to risk-weighted assets (4)	13.30%	16.90%
Common equity to risk-weighted assets (4)	13.30%	16.90%
Tier 1 capital to average assets (4)	10.30%	12.11%

(1)	Ratios are annualized where applicable.
(2)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	Bank only capital ratios are presented.